Patrick Industries, Inc. Reports Second Quarter and Six Months 2019 Financial Results
ELKHART, IN - July 25, 2019 - Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of component and building products for the recreational vehicle (“RV”), marine, manufactured housing (“MH”), and industrial markets, today reported its financial results for the second quarter and six months ended June 30, 2019.
Second Quarter 2019 Financial Results
Net sales for the second quarter of 2019 increased $8.3 million, or 1%, to $613.2 million from $604.9 million in the same quarter of 2018. The increase in the second quarter was primarily attributable to acquisitions and market share gains, which was partially offset by quarter-over-quarter shipment declines in our primary markets. The Company's revenues from the RV industry, which represented 56% of second quarter 2019 sales, decreased 13% from the second quarter of 2018, compared to a 14% decrease in RV industry wholesale unit shipments, as estimated by the Company. Revenues from the marine industry, which represented 14% of second quarter 2019 sales, increased 39% over the second quarter of 2018, while estimated marine powerboat retail unit shipments decreased by approximately 6%. Revenues from the MH industry, representing 18% of second quarter 2019 sales, increased 56% compared to the prior year, with a 3% decrease in MH industry wholesale unit shipments, as estimated by the Company, compared to the second quarter of 2018. Revenues from the industrial market, which accounted for 12% of second quarter 2019 sales and is tied primarily to residential housing, commercial construction, hospitality, and institutional furniture markets, declined 3% compared to the prior year. New housing starts in the second quarter of 2019 were down slightly compared to the prior year.
For the second quarter of 2019, Patrick reported operating income of $45.2 million, a decrease of 15%, or $7.9 million, from $53.1 million reported in the second quarter of 2018. Net income in the second quarter of 2019 was $27.4 million compared to $34.9 million in the second quarter of 2018, and net income per diluted share was $1.18 and $1.42 for the second quarter of 2019 and 2018, respectively.
Todd Cleveland, Chairman and Chief Executive Officer, said, "Our second quarter performance reflects our team’s ongoing efforts and discipline while we navigate continued aggressive dealer inventory rebalancing in the RV market sector and weather-related issues and conditions which hampered certain sectors of the marine and manufactured housing markets. Our consolidated net sales and profitability were negatively impacted in the second quarter of 2019 by the double digit decline in industry shipments, in the aggregate, in our four primary markets. Our profit margins were unfavorably impacted by certain 2018 distribution-related acquisitions that carry lower overall profit margins relative to our overall margin profile. In addition, in the short-term, we continued to carry a higher operating overhead cost structure relative to revenues in certain distribution operating units, and manufacturing overhead in certain manufacturing units, in order to be in position to respond quickly to anticipated increased demand levels as the RV dealer inventories reach equilibrium and negative weather-related conditions improve."
“The diversification of our market portfolio positively impacted our second quarter results and helped to partially offset RV market volatility," stated Andy Nemeth, President. "Fundamentally strong demographic and consumer trends continue to support and reinforce a solid long-term retail outlook and sentiment for all of our primary markets. We remain optimistic about RV industry shipments in anticipation of the upcoming RV dealer show season, based on the combination of sustained retail demand and lower inventory levels resulting from continued dealer inventory recalibration. Additionally, certain headwinds that negatively impacted our 2018 markets, including rising interest rates and commodity costs, have dissipated in 2019 and have the potential to be tailwinds in the long-term, positioning both our leisure lifestyle and housing and industrial markets for a strong return in the latter half of 2019 and into 2020."

Six Months 2019 Financial Results
Net sales for the six months of 2019 increased $64.7 million or 6%, to $1.22 billion from $1.16 billion in the same period of 2018. The increase in the first six months of 2019 was primarily attributable to acquisitions and organic growth, which was partially offset by shipment declines in our primary markets. The Company's revenues from the RV industry, which represented 56% of six months 2019 sales, decreased 12% from the first six months of 2018, compared to a 20% decrease in RV industry wholesale unit shipments, as estimated by the Company. Revenues from the marine industry, which represented 15% of six months 2019 sales, increased 64% over the first six months of 2018, while estimated marine powerboat retail unit shipments decreased by approximately 7%. Revenues from the MH industry, representing 18% of six months 2019 sales, increased 63% compared to the prior year with a decrease in MH industry wholesale unit shipments, as estimated by the Company, of approximately 8% from the first six months of 2018. Revenues from the industrial market, which accounted for 11% of six months 2019 sales, increased 1% compared to the prior year. New housing starts in the first six months of 2019 declined 4% compared to the prior year.
The Company's RV content per wholesale unit (on a trailing twelve-month basis) for the second quarter of 2019 increased approximately 19% to an estimated $3,137 from $2,639 for the second quarter of 2018. Marine powerboat content per retail unit (on a trailing twelve-month basis) for the second quarter of 2019 increased 93% to an estimated $1,655 from $856 for the second quarter of 2018. MH content per wholesale unit (on a trailing twelve-month basis) for the second quarter of 2019 increased approximately 54% to an estimated $3,884 from $2,520 for the second quarter of 2018.
For the first six months of 2019, Patrick reported operating income of $81.1 million, a decrease of 15%, or $13.7 million, from $94.8 million reported in the first six months of 2018. Net income in the first six months of 2019 was $48.3 million compared to $64.9 million in the first six months of 2018, and net income per diluted share was $2.07 and $2.62 for the first six months of 2019 and 2018, respectively.
"Our market mix, which is now 56% RV and 44% non-RV, provides us with an attractive diversified platform to continue to execute on our operating model and invest in organic and strategic growth initiatives," Mr. Nemeth further stated. "In addition, we plan to focus on leveraging our existing brands and expertise, customer relationships, innovation initiatives, and manufacturing capabilities to drive market share gains, and to realize operating efficiencies and execute on synergies across the organization. Our strong cash flows allow us to stay nimble and disciplined to our opportunistic capital allocation strategy and poised to continue to return value to our shareholders."
"For the remainder of 2019, we will continue to focus on flexing our business model with our industry business environments, positioning ourselves to capitalize on the anticipated market improvement, and maximizing opportunities to support our long-term strategic growth initiatives," Mr. Cleveland further stated. "The talent, commitment and dedication of our 8,000+ team members across our organization and our business model and operating platform, provide a solid foundation for us to effectively execute on our organizational strategic agenda."
Total assets increased $99.7 million to $1.3 billion at June 30, 2019, from $1.2 billion at December 31, 2018, primarily reflecting the first quarter 2019 recognition of operating lease right-of-use assets associated with the Company's adoption of the new lease accounting standard as of January 1, 2019 (totaling $82.5 million as of June 30, 2019), as well as seasonal working capital needs.
Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its second quarter 2019 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, July 25, 2019 at 10:00 a.m. Eastern time.

About Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer and distributor of component products and building products serving the recreational vehicle, marine, manufactured housing, residential housing, high-rise, hospitality, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast in various locations throughout the United States and in Canada, China and the Netherlands. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, specialty bath and closet building products, fiberglass and plastic helm systems and component products, wiring and wire harnesses, boat covers, towers, tops and frames, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, air handling products, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, appliances, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, tile, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products, in addition to providing transportation and logistics services.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in discretionary consumer spending, pricing pressures due to competition, costs and availability of raw materials and commodities, the imposition of restrictions and taxes on imports of raw materials and components used in our products, information technology performance and security, the availability of commercial credit, the availability of retail and wholesale financing for residential and manufactured homes, the availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, increases in interest rates and oil and gasoline prices, the ability to retain key management personnel, adverse weather conditions impacting retail sales, our ability to remain in compliance with our credit agreement covenants, and general economic, market and political conditions. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured housing. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.
Contact:
Julie Ann Kotowski
Investor Relations
kotowskj@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Second Quarter Ended		Six Months Ended
(thousands except per share data)	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018

NET SALES	$613,218	$604,879	$1,221,436	$1,156,711
Cost of goods sold	500,557	490,087	1,002,227	944,165
GROSS PROFIT	112,661	114,792	219,209	212,546

Operating Expenses:
Warehouse and delivery	26,270	18,723	50,311	35,751
Selling, general and administrative	32,894	33,874	70,586	65,715
Amortization of intangible assets	8,268	9,140	17,257	16,267
Total operating expenses	67,432	61,737	138,154	117,733

OPERATING INCOME	45,229	53,055	81,055	94,813
Interest expense, net	8,636	6,264	17,619	10,642
Income before income taxes	36,593	46,791	63,436	84,171
Income taxes	9,177	11,931	15,171	19,243
NET INCOME	$27,416	$34,860	$48,265	$64,928

BASIC NET INCOME PER COMMON SHARE	$1.19	$1.44	$2.09	$2.65
DILUTED NET INCOME PER COMMON SHARE	$1.18	$1.42	$2.07	$2.62

Weighted average shares outstanding - Basic	23,102	24,202	23,071	24,472
Weighted average shares outstanding - Diluted	23,316	24,515	23,282	24,812

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of
(thousands)	June 30, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$23,572	$6,895
Trade receivables, net	114,722	82,499
Inventories	252,646	272,898
Prepaid expenses and other	20,744	22,875
Total current assets	411,684	385,167
Property, plant and equipment, net	181,523	177,145
Operating lease right-of-use assets	82,472	—
Goodwill and intangible assets, net	651,417	664,716
Deferred financing costs, net	3,335	3,688
Other non-current assets	482	515
TOTAL ASSETS	$1,330,913	$1,231,231

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$10,000	$8,750
Current operating lease liabilities	25,822	—
Accounts payable	118,147	89,803
Accrued liabilities	51,129	59,202
Total current liabilities	205,098	157,755
Long-term debt, less current maturities, net	569,844	621,751
Operating lease liabilities	57,018	—
Deferred tax liabilities, net	20,843	22,699
Other long-term liabilities	19,493	20,272
TOTAL LIABILITIES	872,296	822,477

SHAREHOLDERS’ EQUITY
Common stock	166,086	161,436
Additional paid-in-capital	25,124	25,124
Accumulated other comprehensive loss	(5,732)	(2,680)
Retained earnings	273,139	224,874
TOTAL SHAREHOLDERS’ EQUITY	458,617	408,754
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,330,913	$1,231,231